CODE OF ETHICS

OF

THE WRIGHT MANAGED INCOME TRUST

AND

THE WRIGHT MANAGED EQUITY TRUST

As Adopted March 17, 2005
Amended March 13, 2012

The Wright Managed Income Trust and The Wright Managed Equity Trust (the "Trusts") have adopted this Code of Ethics ("Code") pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended ("1940 Act"), with respect to each of its investment portfolios (each a "Fund"), as managed by an investment adviser ("Adviser") and distributed by an affiliated principal underwriter ("Distributor"), to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment limitations of each Fund may abuse their fiduciary duties to the Trusts and to deal with other types of conflict of interest situations.

I. Definitions

A. "Access Person" means:

1. All Trustee or officer of the Trusts;

2. Any director, officer or general partner of the Adviser, or any employee of the Adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities (defined below) being made by the Adviser to any Fund.

3. Any natural person in a control relationship with any Fund or the Adviser who obtains information concerning recommendations made to a Fund about the purchase or sale of a Covered Security;

4. Any director, officer or general partner of the affiliated Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities (defined below) by any Fund for which the Distributor acts.

B. "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

C. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Generally, it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

D. "Independent Trustee" means a Trustee who is not an employee or affiliate of the Adviser or Distributor and is not an interested person of a Fund within the meaning of Section 2(a)(9) of the Act.

E. "Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

F. "Review Officer" shall mean the person appointed by the Trustees to examine reports of personal securities transactions of Access Persons reporting under the Code.

G. "Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act (generally, all securities), which the Access Person has any direct or indirect Beneficial Ownership except direct obligations of the Government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), or open-end mutual funds that are not Funds of the Trusts.

II. Prohibited Conduct

A. No Access Person shall use any information concerning the operating activities, investments or investment intentions of a Fund, or the Access Person's ability to influence such operating activities or investment intentions, for personal gain or in a manner detrimental to the interests of a Fund. In addition, no Access Person shall, directly or indirectly, in connection with the operating activities of a Fund or the purchase or sale of a security held or to be acquired by a Fund:

1. Employ any device, scheme or artifice to defraud the Fund;

2. Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3. Engage in any act, practice or course of business that operates or would operate as a fraud or a deceit on the Fund; or

4. Engage in any manipulative practice with respect to the Fund.

B. No Access Person shall invest directly or indirectly in an Initial Public Offering or a Limited Offering of a Covered Security without obtaining prior approval from the Review Officer who shall consult with the Adviser.

III. Access Person Reporting Requirements

A. Access Person Reporting. All Access Persons must report to the Review Officer the information described in this Section with respect to Covered Securities, unless they are required to report to the Adviser or Distributor pursuant to a code of ethics adopted by such Adviser or Distributor, respectively, and approved by the Board of Trustees of the Funds ("Board") or otherwise excepted in this Section.

B. Trustee Reporting Exception. Independent Trustees are exempt from all reporting requirements in this Section except an Independent Trustee must report transactions quarterly if the Independent Trustee knew at the time of the transaction, or in the ordinary course of fulfilling official duties as an Independent Trustee should have known, that during the 15-day period immediately preceding or immediately following the transaction in a Covered Security by the Independent Trustee, such Covered Security is or was purchased or sold, or was being considered for Fund purchase or sale. See Quarterly Transaction Reporting, below, for timing and content of report.

C. No Influence or Control Reporting Exception. An Access Person is exempt from the reporting requirements in this Section with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or Control.

D. Initial Reporting. No later than ten (10) days after becoming an Access Person, an Access Person must provide an initial holdings report, which information must be current as of a date no more than 45 days prior to the date the person became an Access Person, that includes the:

1. title, number of shares and principal amount of each Covered Security;

2. name of any broker, dealer or bank with whom the Access Person maintained an account; and

3. date report is submitted to the Review Officer.

Access Persons must also acknowledge, in writing, that the Access Person has read and agrees to abide by this Code.

E. Quarterly New Account Reporting. With respect to any account established during the quarter in which Covered Securities were held, no later than 30 days after the end of a calendar quarter, an Access Person must provide the:

1. name of the broker, dealer or bank with whom the account was established

2. date the account was established, and

3. date the report is submitted to the Review Officer.

F. Quarterly Transaction Reporting. With respect to any transaction during the quarter in a Covered Security, no later than 30 days after the end of a calendar quarter, an Access Person must provide the:

1. date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

2. nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3. price of the Covered Security at which the transaction was effected;

4. name of the broker, dealer or bank through which the transaction was effected; and

5. date the report is submitted to the Review Officer.

Submission to the Review Officer of duplicate statements that include the information set forth above shall be deemed to satisfy this quarterly reporting requirement. An Access Person need not report transactions effected pursuant to a plan in which regular periodic transactions are made automatically in accordance with a predetermined schedule and allocation, including but not limited to a dividend reinvestment plan.

G. Annual Reporting. Annually, an Access Person must provide the following information which must be current as of a date no more than 45 days before the report is submitted:

1. The title, number of shares and principal amount of each Covered Security;

2. The name of the broker, dealer or bank with whom the account is maintained; and

3. The date the report is submitted to the Review Officer.

Submission to the Review Officer of duplicate statements that include the information set forth above shall be deemed to satisfy this annual reporting requirement when accompanied by a written statement that the duplicate statements represent a complete and accurate annual report required by this Section.

Access Persons must also acknowledge annually, in writing, that the Access Person has complied with the requirements of the Code.

IV. Review and Sanctions

A. Review of Reports Submitted. The Review Officer shall review reports submitted by Access Persons for Code compliance, including comparison of reported transactions to portfolio transactions of each Fund. The Trusts' Treasurer shall review reports submitted by the Review Officer.

B. Potential Violations. If the Review Officer, or the Treasurer, determines that a Code violation may have occurred, the Review Officer shall submit the pertinent information regarding the transaction to counsel for the Funds. Such counsel shall determine whether a material violation of this Code has occurred. Before making any determination that a material violation has occurred, such counsel shall give the person involved an opportunity to provide additional information regarding the transaction in question.

C. Sanctions. If it is determined that a material violation of this Code has occurred, the Review Officer shall so advise an ad hoc committee consisting of the Independent Trustees of such Fund, other than the person whose transaction is under consideration. The Review Officer shall provide the committee with a report of the matter, including any additional information supplied by such person. The committee may impose such sanctions as it deems appropriate.

V. Miscellaneous Code Provisions

A. Amendment or Revision to Adviser's and Distributor's Codes of Ethics. Any material change or amendment to the Adviser's Code of Ethics must be approved by the Board (including a majority of Independent Trustees) must approve the code of ethics of the Adviser and the Distributor initially and no later than six months after a material change. Before such approval, the Board must receive a certification from the Adviser or Distributor, as applicable, that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Advisers or Distributor's code of ethics, as applicable.

B. Annual Reports and Certifications. Not less than once annually, the Review Officer, Adviser and Distributor shall furnish and the Board shall consider a written report, that describes any issues arising under the Trusts', Adviser's and Distributor's code of ethics or procedures, as applicable, since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations and certifies to having adopted procedures reasonably designed and necessary to prevent Access Persons from violating the applicable code of ethics.

C. Records. The Review Officer shall maintain, or cause to be maintained, records in the manner and to the extent set forth below, which records may be maintained in electronic format under the conditions described in Rule 31a-2(f)(2) under the 1940 Act and shall be available for inspection by representatives of the Securities and Exchange Commission:

1. a copy of this Code and any other code of ethics which is, or at any time within the past five years has been in effect shall be preserved in an easily accessible place;

2. a record of any violation of this Code and of any action taken as a result of such violation which shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred;

3. a copy of each report made to the Review Officer pursuant to this Code which shall be preserved for a period of not less than five years after the end of the fiscal year in which it is made, the first two most recent years in an easily accessible place;

4. a list of all persons who are, or within the last five years have been, required to make reports pursuant to this Code which shall be maintained in an easily accessible place;

5. a copy of each annual written report and certification made by the Adviser to the Board which shall be maintained for a period of five years after the end of the fiscal year in which it is made, the first two most recent years in an easily accessible place; and

6. a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of any initial public offering or private placement securities shall be maintained for at least five years after the end of the fiscal year in which the approval was granted.

D. Confidentiality. All reports of securities transactions and any other information filed with the Funds or given to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

E. Interpretation of Provisions. The Trustees of each Fund may from time to time adopt such interpretations of this Code as they deem appropriate.

F. Effect of Violation of the Code. In adopting Rule 17j-1 under the 1940 Act, the Securities and Exchange Commission specifically noted in Investment Company Act Release No. IC-11421 that a violation of any provision of a particular code of ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general anti-fraud provisions of the Rule. As stated in the Release:

"....the Commission believes that such a violation should and would be considered, with all the surrounding facts and circumstances, merely as one piece of evidence in determining whether, in addition to a violation of the code of ethics, a violation of the anti-fraud provisions of the Rule also has occurred."

In adopting this Code, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.